Exhibit 99.1

March 30, 2020

FOR IMMEDIATE RELEASE

Bowl America Suspends Quarterly Dividend and Extends Temporary Closing of All Bowling Centers in Response to COVID-19

Bowl America today announced that its Board of Directors has suspended its quarterly cash dividend due to the impact of the coronavirus (COVID-19) pandemic on the Company's operations. In addition, the Company will extend the temporary closing of all bowling centers through April 30, 2020.

Bowl America operates 17 bowling centers and its Class A Common Stock trades on the NYSE American exchange under the symbol BWLA.